Exhibit 99.1

Celsion Announces Unanimous Recommendation by
Independent Data Monitoring Committee to Continue and Complete
Phase III HEAT Study of ThermoDox® in Primary Liver Cancer as Planned

Company May Conduct Additional Interim Efficacy Analyses Following Agreement
With FDA

Reconfirms 380 PFS Events Projected to Occur in Late 2012

LAWRENCEVILLE, NJ – November 28, 2011 – Celsion Corporation (NASDAQ:CLSN), a leading oncology drug development company, announced today that the independent Data Monitoring Committee (DMC) for Celsion’s Phase III HEAT Study, a multinational, double-blind, placebo-controlled, pivotal study of ThermoDox® in combination with radio frequency ablation (RFA) for hepatocellular carcinoma (HCC) or primary liver cancer, has completed a planned interim analysis for safety, efficacy and futility and unanimously recommended that the study continue to its final analysis as planned.  The DMC evaluated data from 613 patients in its review, which was conducted following the realization of 219 progression-free survival (PFS) events within the study population. A total of 380 events of progression are required to reach the planned final analysis of the study.

Celsion also announced today that the DMC, in its review, followed a statistical boundary determined by the Company using the Lan DeMets implementation of the O'Brien-Fleming spending function.  This approach allows for the Company to conduct additional interim efficacy analyses prior to final data read-out at 380 PFS events with no increased risk of statistical penalty.  The additional analyses may allow for earlier stopping of the study. Additionally, based on its internally modeled estimates of PFS events, Celsion reconfirmed that 380 PFS events are projected to occur in late 2012.

"The DMC’s unanimous recommendation is a significant achievement for Celsion based on the most comprehensive review of the HEAT Study to date, including the first-ever review of efficacy results," said Michael H. Tardugno, Celsion's President and Chief Executive Officer. “Critically, we have the potential to realize a successful outcome to the study prior to its planned completion.  We are encouraged by what may be sufficient rationale for conducting an additional preplanned efficacy review prior to the 380 events called for in our protocol, and will seek to amend our Special Protocol Assessment Agreement with the FDA accordingly.  We thank the DMC for their work and thorough review, and are grateful for the continued support and enthusiasm from the healthcare community, regulators, our investors and our employees.”

The HEAT Study is being conducted under a U.S. Food and Drug Administration (FDA) Special Protocol Assessment, has received FDA Fast Track Designation and has been designated as a Priority Trial for liver cancer by the National Institutes of Health.  Target enrollment of 600 patients was reached in August 2011, after which the DMC conducted this interim efficacy analysis based on the realization of 219 progression-free survival events. Consistent with the Company's global regulatory strategy, Celsion is continuing to enroll patients in the HEAT Study in order to randomize at least 200 patients in China, a requirement for sFDA (State Food and Drug Administration) registrational filing in that country and to ensure timely readout of final data. In addition to meeting the U.S. FDA enrollment objective, the HEAT Study has also enrolled a sufficient number of patients to support, in Asia, registrational filings in S. Korea and Taiwan, two very important markets for ThermoDox®.

About Primary Liver Cancer

Primary liver cancer is one of the most deadly forms of cancer and ranks as the fifth most common solid tumor cancer. The incidence of primary liver cancer today is approximately 26,000 cases per year in the United States, approximately 40,000 cases per year in Europe and is rapidly growing worldwide at approximately 700,000 cases per year, due to the high prevalence of Hepatitis B and C in developing countries. The standard first-line treatment for liver cancer is surgical resection of the tumor; however, 90% of patients are ineligible for surgery. Radio frequency ablation (RFA) has increasingly become the standard of care for non-resectable liver tumors, but the treatment becomes less effective for larger tumors. There are few non-surgical therapeutic treatment options available as radiation therapy and chemotherapy are largely ineffective in the treatment of primary liver cancer.

About ThermoDox® and the Phase III HEAT Study

ThermoDox® is a proprietary heat-activated liposomal encapsulation of doxorubicin, an approved and frequently used oncology drug for the treatment of a wide range of cancers. In the HEAT Study, ThermoDox® is administered intravenously in combination with RFA. Localized mild hyperthermia (39.5 - 42 degrees Celsius) created by the RFA releases the entrapped doxorubicin from the liposome. This delivery technology enables high concentrations of doxorubicin to be deposited preferentially in a targeted tumor.

For primary liver cancer, ThermoDox® is being evaluated in a 600 patient global Phase III study at 76 clinical sites under an FDA Special Protocol Assessment. The study is designed to evaluate the efficacy of ThermoDox® in combination with Radio Frequency Ablation (RFA) when compared to patients who receive RFA alone as the control. The primary endpoint for the study is progression-free survival (PFS) with a secondary confirmatory endpoint of overall survival. Additional information on the Company's ThermoDox® clinical studies may be found at www.clinicaltrials.gov.

About Celsion Corporation

Celsion is a leading oncology company dedicated to the development and commercialization of innovative cancer drugs including tumor-targeting treatments using focused heat energy in combination with heat-activated drug delivery systems. Celsion has research, license, or commercialization agreements with leading institutions such as the National Institutes of Health, Duke University Medical Center, University of Hong Kong, the University of Pisa, and the North Shore Long Island Jewish Health System.

For more information on Celsion, visit our website: http://www.celsion.com.

Investor Contact

David Pitts
Argot Partners
212-600-1902
David@argotpartners.com